                                                                   EXHIBIT 10.45

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of October 22, 2001 by and between, Dr. Luigi Lenaz, currently residing at 11 Planetree Court, Newton, Pennsylvania 18940 (hereinafter referred to as "Executive"), and NeoTherapeutics, Inc. (hereinafter referred to as "Corporation").

         WHEREAS:

             A. The Corporation is a corporation organized under the laws of the State of Delaware, and is engaged in the business of developing and manufacturing pharmaceutical products and services ; and

             B. Executive is a person whose skills, experience and training are required by the Corporation; and

             C. Executive wishes to accept the employment offered by the Corporation on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1.       EMPLOYMENT

                  1.1      Position and Duties

                           The Corporation does hereby employ Executive and
                  Executive hereby accepts such employment as Vice President Oncology Division of the Corporation upon the terms and provisions set forth in this Agreement. Executive shall report to the President and Chief Operating Officer of the Corporation subject to the directions of the President and Chief Operating Officer. Executive shall devote his full working time and effort to the business and affairs of the Corporation as necessary to faithfully discharge the duties and responsibilities of his office.

                           Executive may participate in other business and act
                  as a director of any profit or nonprofit corporation, so long as such activity is not competitive with the business of the Corporation in any material respect and does not materially detract from the performance of his duties as a full time executive of the Corporation.

         2.       TERM

                  This Agreement shall continue in full force and effective for a period (the "Term") which shall commence as of October 22, 2001 (the "effective date") and shall continue until July 1, 2003 unless sooner terminated as hereafter provided. Thereafter, this Agreement will automatically renew for one (1) year periods, unless either party gives to the other written notice at least ninety (90) days prior to the commencement of the next year, of such party's intent not to renew this Agreement.

         3.       COMPENSATION

                  3.1      Base Salary

                           As compensation for the services to be performed by
                  Executive during the continuance of this Agreement, the Corporation shall pay Executive a base salary of not less than $200,000 per year for each year of his employment hereunder, payable in accordance with Corporation practices in effect from time to time, but not less often than monthly (the "Base Salary"). Base Salary shall be payable in substantially equal installments and reduced on a pro rata basis for any fraction of a year or month during which Executive is not so employed.

                  3.2      Bonus

                           The Board of Directors of the Corporation may, at its
                  sole discretion, award bonuses of cash or stock from time to time. Any such Bonus earned by Executive shall be paid at least annually within ninety (90) days after the conclusion of the Corporation's fiscal year or, upon mutual agreement of the parties, in another fashion.

                  3.3      Additional Benefits

                           Executive shall be entitled to all rights and
                  benefits for which Executive is otherwise entitled under any pension plan, profit sharing plan, life, medical, dental, or benefit the Corporation may provide for senior executives generally and for employees of the Corporation generally from time to time in effect during the term of this Agreement (collectively, "Additional Benefits"). Executive shall receive participation in the Executive Medical Plan and shall commence such participation immediately.

                  3.4      Stock Options

                           As an additional element of compensation to Executive
                  in consideration of the services to be rendered hereunder, Employer shall grant to Executive options to acquire shares of Corporation's common stock at the sole discretion of the Board of Directors as follows:

                                    (A) The specific terms of stock options
                           awarded to Executives shall be as set forth in the separate option agreements. To the extent that Corporation does not have available options in its option plans to grant to Executive as contractually committed herein above, Corporation agrees to amend its plans and/or adopt new plans as promptly as possible to provide sufficient options for such option grants. Corporation shall use its best efforts to prepare and submit for approval by its directors and its stockholders at the 2002 Annual Meeting of Stockholders a new option plan which would provide sufficient options to allow Corporation to meet its contractual obligations to Executive herein and to provide for potential grants of stock options to other key employees.

                                    (B) Executive shall be considered for
                           additional grants of options, SAR's, phantom stock rights and any similar option or securities compensation when and as such grants are considered for other executives or employees of the Corporation, but any grant is wholly at the discretion of the Board.

                                    (C) For all purposes of this Agreement, a
                           "change of control" shall mean and shall be deemed to have occurred if:

                                             (1) There shall be consummated (x)
                                    any consolidation or merger of the
                                    Corporation with another corporation or
                                    entity and as a result of such consolidation or merger, a majority of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by persons who were not stockholders of the Corporation prior to the merger or consolidation (excluding the affiliates of the acquiror who acquired their shares within one hundred eighty (180) days prior to such merger or transfer (or in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation, or

                                             (2) The stockholders of the
                                    Corporation shall have approved any plan or proposal for the liquidation or dissolution of the Corporation; or

                                             (3) Any "person" (as such term is
                                    used in the Sections 13(d) and 14 (d) (2) of the Securities Exchange Act of 1934), shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
                                    Act) of forty percent (40%) or more of the Corporation's outstanding common stock, without the prior approval of the Board, or

                                             (4) During any period of two (2)
                                    consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall have ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Corporation's stockholders, of each new Director was approved by vote of the Directors then still in office who were Directors at the beginning of the period.

                                    (D) Retirement of Executive

                                             Any options held by Executive will
                                    become fully vested at the time that
                                    Executive terminates employment due to his retirement. Retirement is defined as the voluntary termination of employment by the Executive as a result of the Executive having reached age 65, or, subsequent to thereto, voluntarily terminates his employment.

                  3.5      Periodic Review

                           The Corporation shall review Executive's Base Salary
                  bonus, Stock Options, and Additional Benefits then being provided to Executive not less frequently than every twelve
                  (12) months. Following such review, the Corporation may, in its discretion, increase the Base Salary, award a Bonus, grant Stock Options and Additional Benefits.

                  3.6      Reimbursements

                                    3.6.1 General. Subject to approval of
                           his/her superior, Executives shall be promptly reimbursed by the Corporation for amounts actually expended by Executive in the course of performing duties for the Corporation where Executive tenders receipts or other documentation reasonably substantiating the amounts as required by the Corporation. As a condition of employment hereunder, Executive shall entertain business prospects, provide and maintain an appropriate automobile, maintain and improve Executive's professional skills by participating in continuing education courses and seminars, and maintain memberships in civic groups and professional societies and Corporation agrees to reimburse Executive therefore consistent with criteria under the Internal Revenue Code, subject to approval by their superior.

                                    3.6.2 Business Expenses. During the term of
                           this Agreement to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Corporation (whether or not fully deductible by the Corporation) for federal income tax purposes as ordinary and necessary business expenses, Corporation agrees to and shall reimburse Executive promptly for all reasonable business expenditures including travel, entertainment, parking, business meetings, professional dues and the costs of and dues associated with maintaining club memberships and expenses of education, made or substantiated in accordance with policies, practices and procedures established from time to time by the Corporation generally with respect to other senior executives/managers and other employees of the Corporation and incurred in the pursuit and furtherance of the Corporation's business and good will.

                                    3.6.3 Travel. In connection with any travel
                           by Executive in the performance of his duties hereunder, Corporation shall advance to Executive an amount equivalent to the reasonable and necessary expenses of such travel and appropriate to Executive's position in Corporation pursuant to the policies and procedures established for this purpose by this Corporation.

                                    3.6.4 Entertainment. Executive shall be
                           expected to entertain those with whom the Corporation conducts business both at Executives' home and at public restaurants, theatres, etc. The Corporation shall pay Executive for or promptly reimburse Executive for the reasonable and necessary costs of such entertainment.

                  3.7      Deductions

                           There shall be deducted from Executive's gross
                  compensation appropriate amounts for standard employee deductions (e.g., income tax withholding, social security and state disability insurance) and any other amounts authorized for deduction by Executive.

         4.       VACATION

                  Executive shall be entitled to not less than four weeks per year of paid vacation for each twelve (12) month period of employment which shall accrue on a pro rata basis from the date employment commences under this Agreement. Subject to the foregoing minimum vacation, Executive shall be entitled to paid vacation, holidays and leave time in accordance with the plans, policies, programs and practices in effect generally with respect to other senior employees of the Corporation. Executive shall not forfeit or cease to accrue any paid vacation, if he is unable to or does not use it, in any year or period of years during the term hereof, or any extensions thereof.

         5.       INDEMNIFICATION

                  The Corporation shall, to the maximum extent permitted by law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney's fees, judgements, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, Executive's employment by the Corporation. The Corporation shall advance to Executive any expenses, including reasonable attorneys' fees and costs of settlement, reasonably incurred in defending any such proceeding to the maximum extent permitted by law. The Corporation will include Executive under all directors' and officers' liability insurance policies and will use its best efforts to maintain existing coverage levels, assuming continuation of insurance availability at commercially reasonable rates.

         6.       TERMINATION OF EMPLOYMENT

                  Employment shall terminate upon the occurrence of any of the following events:

                  6.1      Expiration of Term

                           Upon at least ninety (90) days prior written notice
                  by Corporation to Executive terminating this Agreement prior to the expiration of the original term or an extended term as specified in Section 2; upon such termination, Executive shall be entitled to the compensation provided in paragraph 6.4 payable as provided therein.

                  6.2      Mutual Agreement

                           Whenever the Corporation and Executive mutually agree
                  in writing to termination;

                  6.3      Termination for Cause

                           At any time for cause. For purposes of this
                  Agreement,"cause" shall be defined as any of the following, provided however, that the board of directors of the Corporation by a duly adopted resolution has determined the presence of such cause in good faith: (i) Executive's material breach of any of his duties and responsibilities under this Agreement (other than as a result of incapacity due to disability); (ii) Executive's conviction by, or entry of a plea of guilty in, a court of competent jurisdiction for a felony; or, (iii) Executive's commission of an act of fraud or willful misconduct or gross negligence in the performance of his duties

                           Notwithstanding the foregoing, Executive shall not be
                  terminated for "cause pursuant to the clauses above, unless and until Executive has received notice of the proposed termination for cause including details on the bases for such termination and has had an opportunity to be heard before at least a majority of members of the board of directors of the Corporation. Executive shall be deemed to have had such an opportunity if written or telephonic notice is given at least ten (10) days in advance of a meeting.

                  6.4      Termination Without Cause

                           Without cause. Notwithstanding any other provision of
                  this section, the Corporation shall have the right to terminate Executive's employment with the Corporation without cause at any time, but any such termination shall be without prejudice to Executive's rights to receive Base Salary and Additional Benefits provided; under this Agreement for the greater of two (2) years or the remaining term, as set forth in paragraph 2 above, of this Agreement and, except as provided in the proviso below, Executive shall be vested in all options granted to him, and shall have one (1) month for each month of Executive's tenure, with a minimum of six (6) months and a maximum of one (1) year, to exercise all vested options; provided, further, if the Board determines that Executive's employment is being terminated for the reason that the shared expectations of Executive and the Board are not being met; in the Board's judgement, then Executive's vesting as shall occur during a period following the date of termination of Executive's employment equal to the number of months of Executive's tenure with the Corporation, with a minimum of six (6) months and a maximum of one (1) year, with the right to exercise for the same period plus thirty (30) days. The continued vesting and exercise rights relative to all options granted to Executive shall be subject to the same limitations as set forth in the immediately preceding sentence. If Executive is terminated without cause, Executive may elect to receive a lump sum payment representing the aggregate cash compensation (including salary, bonus, auto allowance and any other cash or equivalent compensation, other than continued vacation accrual). Such lump sum payment shall be made not later than ten (10) days after Executive makes such election. In the event of such lump sum election, all insurance and other noncash benefits shall cease.

                  6.5      Death/Disability

                           The death or disability of Executive. For the
                  purposes of this Agreement, disability shall mean the absence of Executive performing Executive's duties with the Corporation on a full time basis for a period of six (6) consecutive months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and reasonably acceptable to Executive or Executive's legal representative. If Executive shall become disabled, Executive's employment may be terminated; by written notice to Executive. In the event of the death of Executive, all compensation hereunder shall be paid based on value at time of death.

                  6.6      By Executive Without Cause

                           By Executive at any time upon ninety (90) days'
                  notice to Corporation. Executive shall not be entitled to any severance in the event of such a termination.

         7.       CHANGE OF CONTROL

                  If there should occur a "change of control" of the Corporation (or any successor), as defined in paragraph 3.4 (C) hereof, and Executive's employment is terminated (other than by Executive) or Executive is adversely affected in terms of overall compensation, benefits, title, authority, reports reporting relationships, location of employment or similar matters, then Executive, without limitation on any other rights hereunder, may, within six (6) months after receiving notice of such event, elect to resign from full time service to the Corporation. In the event of such election by Executive, Executive shall be provided with senior executive outplacement services at an outplacement or executive search firm of Executive's selection (and reasonably acceptable to Corporation), and the cash compensation and all benefits to which Executive is entitled hereunder shall be discontinued twenty-four (24) months after the date of election (or earlier, if a lump sum payment of cash compensation is specified). Executive, at his election, shall have the right to request and, if requested, shall be paid the full cash value of all amounts of cash compensation due for the 24-month period (including salary, approved bonus, auto allowance, and any other cash or equivalent compensation) in a lump sum, such lump sum payment shall be made not later than ten (10) days after Executive gives notice to the Corporation of his lump sum election. In the event of such election, all insurance and noncash benefits shall cease. All options granted to Executive shall vest to the extent provided in paragraph 6.4 above. In addition, if an acquirer of 100% of the Corporation stock is itself a publicly held company, the Corporation shall make reasonable efforts to negotiate that Executive shall have the right, but not the obligation, to convert all his Corporation vested options into options on the acquirer's stock and shall have two (2) years to exercise those options, but Corporation shall have no obligation to Executive if it fails to secure such rights or concludes that pursuing such rights would materially prejudice the interest of the stockholders of the Corporation.

         8.       BREAKUP AND DISPOSITION OF CORPORATION ASSETS

                  If within the first year of Executive's employment, the Board determines to maximize stockholder value through disposition of a significant amount of assets or business units of the Corporation, Executive shall assist Corporation through such disposition and shall thereafter be entitled to terminate this Agreement within six (6) months of such event (completion of such disposition) and receive all benefits provided under section 6.4 hereof. As used herein, the term "significant amount of assets or business units of the Corporation" shall mean either fifty percent (50%) or more of the gross revenues of Corporation or, in the absence of gross revenues, 50% of the gross assets of the Corporation including intellectual properties, as determined by an independent appraisal, or fifty percent (50%) or more of the operating income by excluding losses from business units of the Corporation which are operating at a loss.)

         9.       BUSINESS DISCLOSURES AND SOLICITATION OF EMPLOYEES

                  Executive agrees during the term of his employment by the Corporation and thereafter that he will not disclose, other than to an authorized employee, officer, director or agent of the Corporation, any information relating to the Corporation's business, trade, practices, trade secrets or know-how or proprietary information without the Corporation's prior express written consent. Following termination of Executive's employment, Executive shall be permitted to continue in his usual occupation and shall not be prohibited from competing with the Corporation except during the two (2) year severance period and in the specific industry market segments in which the Corporation competes and which represent twenty percent (20%) or more of its revenues. Executive agrees that for a period of one (1) year following the termination of Executive's employment with the Corporation for any reason, Executive shall not directly or indirectly solicit, induce, recruit or encourage any of the Corporation's employees to leave their employment or take away such employees to leave their employment or take away such employees or attempts to solicit, induce, recruit, encourage or take away employees of the Corporation.

         10. MISCELLANEOUS

                  10.1     Arbitration

                           Any dispute, controversy or claim arising out of or
                  in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration in Orange County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties shall have rights to discovery as provided in section 1283.05 of the California Code of Civil Procedure. The prevailing party in any such matter shall recover all of its costs and expenses, including reasonable attorney's fees.

                  10.2     No Third-Party Beneficiaries

                           This Agreement shall not confer any rights or
                  remedies upon any person other than the parties and their respective successors and permitted assigns.

                  10.3     Entire Agreement

                           This Agreement (including the documents referred to
                  herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                  10.4     Succession and Assignment

                           This Agreement shall be binding upon and inure to the
                  benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either the Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Corporation and Executive; provided, however, that the Corporation may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Corporation nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  10.5     Counterparts

                           This Agreement may be executed in one or more
                  Counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  10.6     Headings

                           The section headings contained in this Agreement are
                  inserted for convenience only and shall not affect in any way the meaning or interpretation of this agreement.

                  10.7     Notices

                           All notices, requests, demands, claims, and other
                  communications required or permitted hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                               If to Corporation:

                               NEOTHERAPEUTICS, INC.
                               157 TECHNOLOGY DRIVE
                               IRVINE, CA 92618

                               If to Executive:

                               LUIGI LENAZ, M.D.
                               11 PLANETREE COURT
                               NEWTON, PA 18940

                           Any party may send any notice, request, demand,
                  claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.

                  10.8     Governing Law

                           This Agreement shall be governed by, and construed
                  and enforced in accordance with, the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  10.9     Amendments and Waivers

                           No amendment of any provision of this Agreement shall
                  be valid unless the same shall be in writing and signed by Corporation and the Executive. No waiver by any party of any default, misrepresentation, or breach of warranty or convenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or convenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  10.10    Severability

                           Any term or provision of this Agreement that is
                  invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         "CORPORATION"

                                         By: /s/ ALVIN J. GLASKY
                                             -----------------------------------
                                             Alvin J. Glasky, Ph.D.

                                         Its:  Chief Executive Officer

                                         "EXECUTIVE"

                                         By: /s/ LUIGI LENAZ
                                             -----------------------------------
                                                Luigi Lenaz, M.D.
                                         Title: Vice President Oncology Division